June 30th, 2000


Mr. Michael Kraft
MICHAEL P. KRAFT
& ASSOCIATES, INC.
107 Mossgrove Trail
Willowdale, Ontario  M2L 2W4

Dear Michael:

Re:      Amendment to - Renewal of Consulting Agreement of November 22, 1999

As a follow-up to our Board Meeting on June 29th, 2000, I am confirming our arrangement whereby Alpha Corporation is amending your current Consulting Agreement for the balance of the calendar year 2000 effective July 1st, 2000 as follows:

a)       monthly consulting fees to be increased from $5,000.00 to $10,000.00
b) direct payment of car lease and car insurance vs. former monthly car allowance of $ 1,000.00
c)       expenses to be covered directly by the Company:
-        Mobile Phone - approx. $250.00/month
-        Blue Cross Health Insurance - $126.12/month
-        Gas and Car maintenance
-        Life Insurance - Term to 10 years-$1,000,000 policy
-        Parking Pass - $170/month
-        Long Distance Account (Home Telephone)
-        Internet Access (Home Office)

Additionally, the 50,000 stock options in the Common Shares of Alpha Communications Corp. which were to be granted to you in Q1 2000 will be granted over the next 12 months. Additionally, the Board of Directors will evaluate both your and the company's performance to determine a fair and equitable stock option compensation plan for you.

Yours truly,
ALPHA CORPORATION



Richard Sherman
Director

ACCEPTED AND AGREED TO THIS
______ DAY OF ___________, 2000


MICHAEL P. KRAFT & ASSOCIATES


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Michael P. Kraft  (A.S.O.)

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